WEI WEI & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

• MAIN OFFICE
133-10 39TH AVENUE
FLUSHING, NY 11354
TEL. (718)445-6308
FAX. (718)445-6760

• CALIFORNIA OFFICE
36 W BAY STATE STREET
ALHAMBRA, CA 91801
TEL. (626)282-1630
FAX. (626)282-9726

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Form S-1, of our report included herein dated October 1, 2010 with respect to the balance sheet of EDUtoons, Inc., a development stage company, as of June 30, 2010 and the related statement of operations, changes in stockholders' equity, and cash flows for the period from April 28, 2010 (inception) to June 30, 2010. We also consent to the use of our name as it appears under the caption "Experts."

Wei Wei & Co. LLP

New York, New York
October 26, 2010